Exhibit 2.1

AMENDMENT NO. 2
TO THE
MERGER AGREEMENT

This Amendment No. 2, dated as of February 28, 2022 (this “Amendment”), to the Agreement and Plan of Merger, dated as of November 14, 2021, as amended by Amendment No. 1, dated as of January 28, 2022 (as further amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Patriot National Bancorp, Inc., a Connecticut corporation (“PNBK”), Next Special, Inc., a Delaware corporation and wholly owned subsidiary of PNBK (“Merger Sub”), and American Challenger Development Corp, a Delaware corporation (“American Challenger”, and together with PNBK and Merger Sub, the “Parties”).

WHEREAS, in accordance with Section 9.2 of the Merger Agreement, the Parties hereto wish to amend the Merger Agreement as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1.    Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

2.    Amendments. The Parties acknowledge and agree that:

(a)    The first recital of the Merger Agreement is hereby amended and restated to read as follows:

WHEREAS, the Boards of Directors of PNBK and American Challenger have approved the entry into this Agreement and determined that it is in the best interests of their respective companies and their respective shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which American Challenger will, merge with and into PNBK (the “Merger”), so that PNBK is the surviving entity in the Merger (hereinafter PNBK is sometimes referred to, in its capacity following the Merger and the other transactions contemplated hereby, as the “Parent Corporation”);

(b)    Section 1.1(a) of the Merger Agreement is hereby amended and restated to read as follows:

Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), at the Effective Time American Challenger shall merge with and into PNBK. Upon consummation of the Merger, the separate corporate existence of American Challenger shall terminate.

(c)    Section 1.3 of the Merger Agreement is hereby amended and restated to read as follows:

Subject to the terms and conditions of this Agreement, following the Domestication Effective Time, on the Closing Date PNBK shall file or cause to be filed a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary, containing such information as is required by the relevant provisions of the DGCL in order to effect the Merger. The Merger shall become effective at such time as specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such time hereinafter referred to as the “Effective Time”).

(d)    The text of Sections 1.8, 1.9, 1.10 and 1.11 of the Merger Agreement are removed from the Merger Agreement and such sections are hereby reserved.

(e)    All other references to “Merger Sub,” “Merger Sub Charter” and “Merger Sub Bylaws” are hereby removed from the Merger Agreement and any applicable provisions of the Merger Agreement in which such terms appear shall be modified to the extent the context otherwise required to reflect the terms of this Amendment, the removal of Merger Sub as a party and the agreement of the parties to effectuate the Merger via the Direct Merger.

(f)    Upon execution the effectiveness of this Amendment, Merger Sub shall hereby be released from any and all of its obligations under the Merger Agreement and against all debts, actions, causes of action, suits, contracts, agreements, damages and any and all claims, demands and liabilities whatsoever of every kind or nature which any other party to the Merger Agreement has or may have, or ever had against Merger Sub.

(g)    The third recital of the Merger Agreement is hereby amended and restated as follows:

WHEREAS, for Federal income tax purposes, it is intended that (i) the Merger shall qualify as a “reorganization” described in Section 368(a) of the Code and, taken together with the PNBK Equity Raise (as defined herein) as an “exchange” described in Section 351 of the Code provided that the Capital Raise is consummated as contemplated herein (“Intended Tax Treatment”), and (ii) the determination for purposes of Section 356(a)(2) of the Code shall be made solely by reference to the earnings and profits of American Challenger.

(h)    Section 7.3(c) of the Merger Agreement is hereby amended and restated as follows:

American Challenger shall have received the opinion of Sullivan & Cromwell LLP, or alternative tax counsel of similar standing, in form and substance reasonably satisfactory to American Challenger, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code (“American Challenger Tax Opinion”). In rendering such opinion, counsel may require and rely on representations contained in certificates of officers of PNBK and American Challenger, reasonably satisfactory in form and substance to such counsel.

3.    No Other Amendments to Merger Agreement.

(a)    On and after the date hereof, each reference in the Merger Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Merger Agreement as amended hereby.

(b)    Except as otherwise expressly provided herein, all of the other terms and conditions of the Merger Agreement remain unchanged and continue in full force and effect.

4.    Miscellaneous. The provisions of Sections 9.2 – 9.15 (inclusive) of the Merger Agreement are incorporated into, and shall apply to, this Amendment, mutatis mutandis.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, this Amendment No. 1 has been executed on behalf of each of the Parties hereto as of the date first above written.

PATRIOT NATIONAL BANCORP, INC.

By:	/s/ Michael Carrazza
Name: Michael Carrazza
Title: Chairman

NEXT SPECIAL, INC.

By:	/s/ Michael Carrazza
Name: Michael Carrazza
Title: Chairman

AMERICAN CHALLENGER DEVELOPMENT CORP.

By:	/s/ Felix Scherzer
Name: Felix Scherzer
Title: President

[Signature Page to Amendment No. 2 to the Merger Agreement]